Exhibit 3.113

CERTIFICATE OF FORMATION

OF

WHIPPANY ACTUATION SYSTEMS, LLC

This Certificate of Formation of Whippany Actuation Systems, LLC (the “LLC”), dated as of June 13, 2013, is being duly executed and filed by Chris Stanek, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

First. The name of the limited liability company formed hereby is Whippany Actuation Systems, LLC.

Second. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Trust Company, Corporation Trust Center 1209 Orange Street, Wilmington, Delaware, 19801, New Castle County.

Third. The name of the registered agent for service of process on the LLC in the State of Delaware is Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Chris Stanek

Chris Stanek, authorized person